Exhibit 10.18

Employment Agreement

This Employment Agreement (this “Agreement”) is dated as of July 1, 2021, and is made by and between Xponential Fitness, LLC, a Delaware limited liability company (the “Company”), and Anthony Geisler (“Executive”).

Wituesseth:

Whereas, the Company desires to continue to employ Executive, and Executive desires to continue to be so employed, in each case, on the terms and conditions set forth.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the Company and Executive agree as follows:

1.	Agreement to Employ; No Conflicts

Upon the terms and subject to the conditions of this Agreement, the Company agrees to employ Executive, and Executive accepts such employment by the Company. Executive represents and warrants that (a) Executive is entering into this Agreement voluntarily, and that Executive’s employment compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound; (b) Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-competition, non-solicitation or other similar covenant or agreement by which Executive is or may be bound; and (c) in connection with Executive’s employment by the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with Executive’s employment with any previous employer.

2.	Term; Position and Responsibilities

2.1 Term. Unless Executive’s employment shall sooner terminate pursuant to Section 7, the Company shall employ Executive for a term commencing on the date of this Agreement (the “Commencement Date”) and ending on the first anniversary thereof (the “Initial Term”). Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), unless Executive’s employment shall sooner terminate pursuant to Section 7, Executive’s employment shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (each, an “Additional Term”), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, unless, at least 60 days before the expiration of the Initial Term or such Additional Term, as the case may be, either party shall have notified the other party in writing that such extension shall not take effect. The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period”.

2.2 Position and Responsibilities. During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company. Executive may also be designated an officer title of the parent or subsidiary entities of the Company for no additional consideration. Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in such position, and such other duties consistent with Executive’s position. Executive shall devote all of Executive’s skill, lmowledge and business time to the conscientious performance of such duties and responsibilities, except for vacation time (as set forth in Section 6.2), absence for sickness or similar disability of himself or an immediate family member as allowed by law, and time spent performing services for any charitable, religious or community organizations, so long as such services do not materially interfere with the performance of Executive’s duties.

3.	Base Salary

As compensation for the services to be performed by Executive during the Employment Period, the Company shall pay Executive a base salary at an annualized rate of $600,000, payable in periodic installments on the Company’s regular payroll dates. The Board of Managers of the Company or the governing board of directors of the ultimate parent of the Company (such applicable board, the “Board”) will review Executive’s base salary annually during the Employment Period (but will not decrease such base salary). The annual base salary payable to Executive under this Section 3, as the same may be increased from time to time, shall be referred to as the “Base Salary”.

4.	Annual Bonus

4.1 Annual Bonus. Beginning with the 2021 calendar year, and for each subsequent calendar year of the Company that ends during the Employment Period, Executive shall be entitled to (i) an annual cash bonus opportunity of 100% of Base Salary (pro-rated for any partial calendar year) (the “Bonus”), paid following the close of each applicable calendar year in arrears, which shall be payable if the EBITDA performance targets set by the Board for the applicable calendar year are met. In the event that 100% of the Bonus performance target is not achieved, 50% of such Bonus shall be payable upon achieving 90% of the applicable EBITDA performance target with such Bonus amount being pro-rated by linear interpolation to the extent the Company achieves between 90% and 100% of such EBITDA performance target. In addition, 120% of the Bonus shall be payable upon achieving 110% of such EBITDA performance target with such Bonus being pro-rated by linear interpolation to the extent the Company achieves between 100% and 110% of such EBITDA performance target. By way of example, if 95% of such EBITDA performance target is achieved, then 75% of such Bonus shall be payable. Such bonus shall be payable after completion of the audit for such calendar year, but in no event later than 90 days of the subsequent calendar year to which such Bonus relates. Notwithstanding anything to the contrary contained in this Agreement or any applicable bonus plan, program or arrangement, Executive shall be eligible to receive any such Bonus only if Executive is actively employed by the Company on the Bonus payout date.

4.2 Equity Grant. Subject to entering into a customary grant agreement, Executive will be granted (i) during the third quarter of 2021, RSUs with an initial value of $833,333 vesting over two years and (ii) during the first quarter of 2022, RSUs with an initial value of $3,000,000 vesting over three years. All such RSU grants will be subject to compensation committee approval, continued employment through the applicable grant date and other customary terms provided in the applicable grant agreement.

5.	Employee Benefits

During the Employment Period, Executive (and, to the extent eligible, Executive’s dependents and beneficiaries) shall be entitled to participate in any defined contribution plan, any insurance program and any medical and other health benefit plan, in each case, sponsored by the Company for its executive-level employees on terms and conditions set forth in such programs and plans (as amended from time to time); provided, that if Executive elects to not participate in the Company’s medical or dental plans, the Company shall continue to pay for Executive’s current medical and dental plan (or any reasonable equivalent plan acceptable to Executive) in lieu of participating in any such plans; provided, however, that the Company’s payment of medical and dental plan premiums will be taxable as wages to Executive if and to the extent such payments would result in the imposition of excise taxes on the Company for the failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended.

6.	Expenses; Vacation

6.1 Business Travel, Lodging. etc. The Company shall reimburse Executive for all other reasonable travel, lodging, meal and other reasonable expenses incurred by Executive in connection with Executive’s performance of services hereunder upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense, and otherwise in accordance with the Company’s Board approved expense policy applicable to its employees as in effect from time to time.

6.2 Vacation. During the Employment Period, Executive shall be entitled to paid vacation in accordance with a Board approved vacation policy, as may be amended from time to time and which is incorporated herein by this reference.

7.	Termination of Employment

7.1 Termination Due to Death or Disability. During the Employment Period, Executive’s employment shall automatically terminate in the event of Executive’s death, and may be terminated by the Company due to Executive’s Disability. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents, regardless of any reasonable accommodation, the performance by Executive of Executive’s duties for a continuous period of 90 days or longer, or for 180 days or more in any 12-month period.

7.2 Termination by the Company. The Company may terminate Executive’s employment with the Company with or without Cause. For purposes of this Agreement, “Cause” shall mean the following events or conditions, as determined by the Board in its reasonable judgment: (a) any material failure by Executive to substantially perform Executive’s duties (other than any such breach or failure due to Executive’s physical or mental illness) and the continuance of such failure for more than 30 days following Executive’s receipt of written notice from the Company, which notice shall set forth in reasonable detail the facts or circumstances constituting such failure; (b) any failure by Executive to cooperate, if reasonably requested by the Company, with any investigation or inquiry into Executive’s or the Company’s business practices, whether internal or external, including, but not limited to, Executive’s refusal to be deposed or to provide testimony at any trial or inquiry and the continuance of such failure for more than 30 days following Executive’s receipt of written notice from the Company, which notice shall set forth in reasonable detail the facts or circumstances constituting such failure; (c) Executive’s engaging in fraud, willful misconduct, or dishonesty that has caused or is reasonably expected to result in material injury to the Company or any of its affiliates; (d) any material breach by Executive of any fiduciary duty owed to the Company or any of its affiliates; (e) Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony; or (f) any material breach by Executive of any of Executive’s obligations under this Agreement or under any other written agreement or covenant with the Company or any of its affiliates, and the continuance of such failure for more than 30 days following Executive’s receipt of written notice from the Company, which notice shall set forth in reasonable detail the facts or circumstances constituting such failure. A termination for Cause shall include a reasonable determination by the Company following the termination of the Employment Period that circumstances existed during the Employment Period that would have justified a termination by the Company for Cause.

7.3 Termination by Executive. Executive may terminate Executive’s employment with the Company with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean a termination by Executive of Executive’s employment if (a) any of the following events occur without Executive’s express prior written consent; (b) within 60 days after Executive learns of the occurrence of such event, Executive gives written notice to the Company describing such event and demanding cure; and (c) such event is not fully cured within 30 days after such notice is given: (i) a material diminution in Executive’s Base Salary, or any diminution in Executive’s Base Salary that is not proportionately imposed on other senior executives, (ii) the assignment to Executive of duties that are significantly assume on the Commencement Date, (iii) Executive no longer reports to the Board, or (iii) a material breach of this Agreement by the Company.

7.4 Notice of Termination. Any termination of Executive’s employment by the Company pursuant to Section 7.1 (other than in the event of Executive’s death) or Section 7.2 or by Executive pursuant to Section 7.3 shall be communicated by a personally delivered written Notice of Termination addressed to the other party to this Agreement, or by Notice as provided in paragraph 11.7. A “Notice of Termination” shall mean a notice stating that Executive’s employment with the Company has been or will be terminated and the specific provisions of this Section 7 under which such termination is being effected.

7.5 Date of Termination. As used in this Agreement, the term “Date of Termination” shall mean (a) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (b) if Executive’s employment is terminated by the Company pursuant to Section 7.1 due to Executive’s Disability, 30 days after the date on which the Notice of Termination is given; provided, that, if Executive shall have returned to the performance of Executive’s duties on a full-time basis during such 30-day period, such Notice of Termination shall be of no force or effect; (c) if Executive’s employment is terminated by the Company for Cause or by Executive for Good Reason, the date any applicable cure period expires (and, if there is no applicable cure period, the date specified in the Notice of Termination): provided, that if a party is entitled to cure the nature of such termination and so cures prior to the expiration of the applicable cure period, the Notice of Termination provided to such curing party shall be of no force or effect; or (d) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which shall be 30 days after the date of such notice) and, if no such notice is given, the date of termination of employment.

7.6 Payments Upon Certain Terminations.

7.6.1 Termination Without Cause or for Good Reason. If (a) the Company shall terminate Executive’s employment without Cause or (b) Executive shall terminate Executive’s employment for Good Reason, or Executive’s Termination is the result of disability resulting from an injury or death incurred in the course and scope of employment, in each case, during the Employment Period, the Company shall pay to Executive:

(i) any accrued and unpaid Base Salary and accrued and unused vacation earned through the Date of Termination, which shall be paid on the tenth day after the Date of Termination (or if such day is not a business day, the next business day after such day); plus

(ii) as severance payments and provided that Executive executes and delivers (and does not revoke) a general release of all claims in form and substance satisfactory to the Company within 60 days following the Date of Termination, Base Salary for twelve (12) months, plus the cost of COBRA coverage until Executive gets covered under different health insurance, and if the Date of Termination occurs more than six months into the Company’s calendar year, a prorated Annual Bonus (which may be paid when other executives are paid annual bonuses), which shall be paid in periodic installments on the Company’s regular payroll dates, beginning with the next payroll date immediately following the expiration of the 60th day following the Date of Termination (which first payment shall include any payments of Base Salary that should have been made during such 60-day period but for the 60-day release consideration period). In addition, any equity grants, stock options or Long Term Incentive benefits that are not fully vested shall vest upon the Date of Termination. There shall be no obligation to mitigate damages, or offset, to severance payments. Notwithstanding the foregoing, the RSUs granted pursuant to Section 4.2 above shall only vest upon termination if the business is achieving 90% of its budgeted EBITDA during the year of termination, provided, further, if the termination occurs during the first quarter of a fiscal year, the prior year’s performance will be used to determine if the business achieved at least 90% of budgeted EBITDA.

7.6.2 Termination for Any Other Reason. If Executive’s employment is terminated for any reason other than those specified in Section 7.6.1 during the Employment Period, the Company shall pay Executive on the tenth day after the Date of Termination or the expiration of the Employment Period, as the case may be (or, if such day is not a business day, the next business day after such day), accrued and unpaid Base Salary and accrued and unused vacation earned through the Date of Termination.

7.6.3 Effect of Termination on Other Plans and Programs. In the event that Executive’s employment with the Company is terminated for any reason, Executive shall be entitled to receive all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of the Company in which Executive was a participant immediately before the Date of Termination in accordance with the terms thereof; provided, that, if Executive’s employment is terminated without Cause or for Good Reason, Executive shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any severance or cash bonus compensation, and the provisions of this Section 7.6 shall supersede such provisions of any such plan, policy, program or practice.

7.7 Resignation Upon Termination. Effective as of any Date of Termination or otherwise as of the date of Executive’s termination of employment with the Company, Executive shall resign, in writing, from all positions then held by Executive with the Company and its affiliates unless otherwise requested by the Company and agreed to by Executive.

7.8 Cessation of Professional Activity. Upon delivery of a Notice of Termination by either party or a notice pursuant to Section 2.1, the Company may relieve Executive of Executive’s responsibilities described in Section 2.2 and require Executive to immediately cease all professional activity on behalf of the Company, without such action constituting a termination of Executive’s employment by the Company without Cause or giving grounds for Executive to terminate for Good Reason.

8.	Restrictive Covenants

8.1 Unauthorized Disclosure. During the Employment Period and following any termination thereof, without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, in which event Executive shall use Executive’s best efforts to consult with the Company before responding to any such order or subpoena, and except as required in performance of Executive’s duties, Executive shall not use or disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, marketing plans, management organization information (including, but not limited to, data and other information relating to members of the boards of directors of the Company, its parent or any subsidiary or affiliate thereof (the Company, its parent and their respective subsidiaries and affiliates, the “Company Group”), the Company Group, or to the management of the Company Group), operating policies or manuals, business plans, financial records, or other financial, commercial, business or technical information) relating to the Company Group or that the Company Group may receive belonging to customers or others who do business with the Company Group (collectively, “Confidential Information”) to any third Person (as defined below) unless such Confidential Information has been previously disclosed to the public generally, is in the public domain, or has been rightfully received by Executive from a third party who is authorized to make such disclosure, in each case, other than by reason of Executive’s breach of this Section 8.1. For purposes of this Agreement, “Person” shall mean any natural person, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

8.2 Non-Solicitation of Employees. During the period beginning on the Commencement Date and ending twelve months after the termination of Executive’s employment with the Company (the “Restriction Period’’), Executive shall not, directly or indirectly, for Executive’s own account or for the account of any other Person, in any jurisdiction in which the Company Group has commenced during the Employment Period, (i) solicit for employment any natural person throughout the world who is or was employed by or otherwise engaged to perform services for the Company Group (x) at any time during the Employment Period (in the case of such prohibited activity occurring during such time) or (y) during the twelve month period preceding such prohibited activity (in the case of such prohibited activity occurring during the Restriction Period but after the date of Executive’s termination of employment with the Company), other than any such solicitation on behalf of the Company Group during the Employment Period; or (ii) induce any employee of the Company Group to engage in any activity which Executive is prohibited from engaging in under any of this Section 8 or to terminate such employee’s employment with the Company.

8.3 Non-Solicitation of Business Relationships. During the Employment Period, Executive shall not, directly or indirectly, for Executive’s own account or for the account of any other Person, in any jurisdiction in which the Company Group has commenced or has actively made plans to commence operations, solicit, interfere with, or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of the Company Group with any Person throughout the world which is or was a customer, client or franchisee of the Company Group, other than any such activity on behalf of or at the request of the Company Group.

8.4 Words for Hire.

8.4.1 Generally. Executive agrees that the Company shall own all right, title and interest (including, but not limited to, patent rights, copyrights, trade secret rights and other rights throughout the world) in any inventions, works of authorship, ideas or information made or conceived or reduced to practice, in whole or in part, by Executive (either alone or with others) during the Employment Period (collectively “Developments”); provided, however, that the Company shall not own Developments for which no equipment, supplies, facility, trade secret information or Confidential Information of the Company was used and which were developed entirely on Executive’s time, and (a) which do not relate (i) to the business of the Company Group or (ii) to the actual or demonstrably anticipated research or development of the Company Group, and (b) which do not result from any work performed by Executive for the Company.

8.4.2 Disclosure; Assignment. Subject to Section 8.4.1, Executive will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments made or conceived or reduced to practice or learned by Executive, either alone or jointly with others during the Employment Period. Executive assigns all right, title and interest in and to any and all of these Developments to the Company. Executive shall further assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Executive irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on Executive’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Executive.

8.4.3 Copyright Act; Moral Rights. In addition, and not in contravention of Section 8.4.1 or Section 8.4.2, Executive acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (I 7 USC § 101). To the extent allowed by law, this Section 8.4.3 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to “moral lights” (collectively, “Moral Rights”). To the extent Executive retains any such Moral Rights under applicable law, Executive waives such Moral Rights and consents to any action consistent with the terms of this Agreement with respect to such Moral Rights, in each case, to the full extent of such applicable law. Executive will confirm any such waivers and consents from time to time as requested by the Company.

8.4.4 Authorized Disclosure. Section 1883(b) of Title 18 of the United States Code states “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (ii) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (hi solely for the purposes of reporting or investigating a suspended violation of law or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the Company and Executive have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to au attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Company and Executive also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with Section 1883(b) of Title 18 of the United States Code or create liability for disclosures of trade secrets that are expressly allowed by Section 1883(b) of Title 18 of the United States Code.

8.4.5 Section 2870 of the California Labor Code. Notwithstanding anything to the contrary contained in this Agreement, Executive may use Executive’s own ideas, knowledge, aud experience to develop Developments that qualify under the provisions of Section 2870 of the California Labor Code, which provisions are set forth below, and all rights to such Developments that qualify under Section 2870 and are so developed shall belong solely to Executive; provided, that such Developments are developed without the use of Company resources and outside of the scope of the services provided under this Agreement. Section 2870 of the California Labor Code reads in its entirety, as follows: “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer; (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable”.

8.5 Nondisparagement. Executive agrees that Executive shall neither, directly or indirectly, engage in any conduct or make any statement (including through social media) disparaging or criticizing in any way the Company Group, or any of their personnel, nor engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill or the reputation of the Company Group, in each case, except to the extent required by law, and then only after consultation with the Company to the extent possible. The Company Group agrees that it shall instruct the directors and officers of the Company not to, directly or indirectly, engage in any conduct or make any statement (including through social media) disparaging or criticizing Executive in any way, nor engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill or the reputation of Executive, in each case, except to the extent required by law, and then only after consultation with Executive to the extent possible.

8.6 Return of Documents. In the event of the termination of Executive’s employment, Executive shall deliver to the Company (a) all property of the Company Group then in Executive’s possession; and (b) all documents and data of any nature and in whatever medium of the Company Group, and Executive shall not take with Executive any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

8.7 Confidentiality of Agreement; Governmental Agency Exception. The parties to this Agreement agree not to disclose its terms to any Person, other than their attorneys, accountants, financial advisors or, in Executive’s case, members of Executive’s immediate family or, in the Company’s case, for any reasonable purpose that is reasonably related to its business operations: provided, that this Section 8.7 shall not be conditions of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, this Agreement does not limit Executive’s ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company or its affiliates. This Agreement does not limit Executive’s right to receive an award for information provided to any government agencies.

9.	Certain Acknowledgments; Injunctive Relief with Respect to Covenants

9.1 Certain Acknowledgements. Executive acknowledges and agrees that Executive will have a prominent role in the development of the goodwill of the Company Group, and has and will establish and develop relations and contacts with the principal business relationships of the Company Group in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company Group and that (a) in the course of Executive’s employment with the Company, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company Group in the United States of America and the rest of the world that could be used to compete unfairly with the Company Group; (b) the covenants and restrictions contained in Section 8 are intended to protect the legitimate interests of the Company Group in their respective goodwill, trade secrets and other confidential and proprietary information; and (c) Executive desires to be bound by such covenants and restrictions.

9.2 Injunctive Relief. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Section 8 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company Group irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company Group may have.

10.	Entire Agreement

This Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matters addressed, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company and Executive with respect thereto. All previous correspondence and proposals (including, but not limited to, summaries of proposed terms) and all previous offer letters, promises, representations, understandings, arrangements and agreements relating to such subject matter (including, but not limited to, those made to or with Executive by any other person) are merged and superseded.

11.	General Provisions

11.1 Binding Effect: Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and Executive’s heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party without the prior written consent of the other parties, except as provided pursuant to this Section 11.1. The Company may effect such an assignment without prior written approval of Executive (i) to any direct or indirect subsidiary of the Company or (ii) upon the transfer of all or substantially all of its business and/or assets (by whatever means).

11.2 Indemnity. Section 7.2 of the Limited Liability Company of Xponential Fitness, LLC, dated September 26, 2017, as amended from time to time, is incorporated by reference herein and made a part hereof, and as so incorporated, shall remain in full force and effect in accordance with its terms.

11.3 Governing Law; Waiver of Jury Trial.

11.3.1 Governing Law; Consent to Jurisdiction. This Agreement shall be governed in all respects, including as to interpretation, substantive effect and enforceability, by the internal laws of the State of California, without regard to conflicts of laws provisions thereof that would require application to the laws of another jurisdiction other than those that mandatorily apply. Each party irrevocably submits to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in Orange County, California solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated. Each party waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each party consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.6 or in such other manner as may be permitted by law, shall be valid and sufficient service.

11.3.2 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (b) each such party understands and has considered the implications of this waiver; (c) each such party makes this waiver voluntarily; and (d) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.3.2.

11.4 Taxes. All amounts payable and benefits provided hereunder shall be subject to any and all applicable taxes, as required by applicable Federal, state, local and foreign laws and regulations.

11.5 Amendments; Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by a Person authorized by the Company and is agreed to in writing by Executive. No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

11.6 Legal Advice; Severability; Blue Pencil. Executive acknowledges that Executive has been advised to seek independent legal counsel for advice regarding the effect of the provisions of this Agreement, and has either obtained such advice of independent legal counsel, or has voluntarily and without compulsion elected to enter into and be bound by the terms of this Agreement without such advice of independent legal counsel. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not be affected. Executive and the Company agree that the covenants contained in Section 8 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

11.7 Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (a) in writing; (b) delivered personally, by courier service or by certified or registered mail, first class postage prepaid and return receipt requested with a copy by electronic mail; (c) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof; and (d) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(i)	If to the Company: Xponential Fitness, LLC

17877 Von Karman Avenue, Suite 100

Irvine, CA 92614

Attention: Chairman of the Board

with a copy (which shall not constitute notice) to:

Buchalter, A Professional Corporation

1000 Wilshire Boulevard, Suite 1500

Los Angeles, CA 90017

Attention: Jeremy Weitz, Esq.

Tel: (213) 891-5285

Fax: (213) 630-5651

(ii)	If to Executive, to the last home address, or personal fax on file with the Company.

11.8 Survival. The Company and Executive agree that certain provisions of this Agreement shall survive the expiration of the Employment Period in accordance with their terms, including, but not limited to, Sections 7.6, 8, 9, 10, and 11.

11.9 Further Assurances. Each party hereto agrees with the other party hereto that it will cooperate with such other party and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other parties may reasonably request from time to time to effectuate the provisions and purpose of this Agreement.

11.10 Section 409A. The parties intend that any amounts payable under this Agreement comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (including under Treasury Regulation§§ l.409A-l(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation§§ l.409A-l through A-6). For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Company and Executive agree to negotiate in good faith to make amendments to the Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and Executive shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of Executive in connection with the Agreement (including any taxes, penalties and interest under Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes, penalties or interest. With respect to the time of payments of any amounts under the Agreement that are “deferred compensation” subject to Section 409A, references in the Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. For the avoidance of doubt, it is intended that any expense reimbursement made to Executive hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement shall be made on or before the last day of Executive’s taxable year following the year in which the expense was incurred and (iii) the right to expense reimbursement shall not be subject to liquidation or exchange for another benefit.

11.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree to accept a signed facsimile copy or “PDF” of this Agreement as a fully binding original.

11.12 Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation of any terms.

[Signature Page Follows]

II

IN WITNESS WHEREOF, the Company has executed this Agreement by its authorized representative, and Executive has executed this Agreement, in each case effective as of the date first above written.

COMPANY:

XPONENTIAL FITNESS, LLC

By:	/s/ John Meloun
Name: John Meloun
Title: CFO

EXECUTIVE:

By:	/s/ Anthony Geisler
Name: Anthony Geisler
Title: CEO

[Signature Page to Employment Agreement]